EXHIBIT 23


                        CONSENT OF INDEPENDENT ACCOUNTANT


         We consent to the incorporation by reference in the registration statements of Interneuron Pharmaceuticals, Inc. on Form S-8 (File Nos. 33-58742, 33-76652, 33-94730, 33-94736 and 333-40315) and on Form S-3 (33-75826, 333-1273
and 333-18001) of our report dated December 18, 1997 on our audits of the consolidated financial statements of Interneuron Pharmaceuticals, Inc. as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, which report is included in the Annual Report on Form 10-K of Interneuron Pharmaceuticals, Inc. for the fiscal year ended September 30, 1997.


                                                     Coopers & Lybrand L.L.P.

Boston, Massachusetts
December   29, 1997